Exhibit 5.2

CADWELL SANFORD DEIBERT & GARRY LLP LAWYERS
Joe W. Cadwell		Telephone
Steven W. Sanford	River Centre	(605) 336-0828
Douglas M. Deibert	200 East 10th Street, Suite 200
William C. Garry	Sioux Falls, South Dakota 57104	Telecopier
Scott Perrenoud*		(605) 336-6036
Stephen C. Landon	Mailing Address:
Brett A. Lovrien*H	P.O. Box 2498	Writer=s E-Mail Address
Michael A. Henderson	Sioux Falls, South Dakota 57101-2498
James S. Simko		ssanford@cadlaw.com
Shawn M. Nichols
Kristi M. Laber

* Also admitted in Iowa
H Also admitted in Minnesota

April 11, 2008

Board of Directors

VeraSun Energy Corporation

100 22nd Avenue

Brookings, SD 57006

Dear Directors:

We have acted as special South Dakota counsel to VeraSun Energy Corporation, a South Dakota corporation (the “Company”) and VeraSun Aurora Corporation, a South Dakota corporation (the “South Dakota Guarantor”) in connection with certain South Dakota corporate issues subsidiary to, but not including, the registration by the Company under the Securities Act of 1933 (the “Act”) of $450,000,000 aggregate principal amount of 9 3/8% Senior Notes due 2017 (the “Notes”) and the registration of the Note Guarantees by certain guarantors including the South Dakota Guarantor (the “Guarantees”), all of which were issued under an Indenture, dated as of May 16, 2007 (the “Indenture”), between the Company, the Subsidiary Guarantors, and Wells Fargo Bank, N.A., as Trustee. We have reviewed the corporate actions of the Company in connection with this matter and have examined Amendment No. 1 to Form S-4 Registration Statement filed by the Company under the Act with the Securities and Exchange Commission on April 11, 2008 (the “Registration Statement”), those documents, corporate records, certificates of the South Dakota Secretary of State, and other instruments we deem necessary for purposes of this opinion.

Based on the foregoing, it is our opinion that:

1. Each of the Company and the South Dakota Guarantor has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of South Dakota, and has the corporate power and authority to carry on its business as described in the Registration Statement and to own, lease and operate its properties as described therein.

2. The Notes and Guarantees have been duly authorized by all necessary corporate action of the Company and the South Dakota Guarantor, to the extent party thereto.

This opinion is based solely upon the general corporate laws of South Dakota, excluding any securities or blue sky laws. While this opinion is directed to you, we also authorize Faegre & Benson LLP to rely hereon for its opinion in connection with the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Cadwell Sanford Deibert & Garry LLP

Cadwell Sanford Deibert & Garry LLP